Exhibit 99.1

Stater Bros. Holdings Inc. Announces

Tender Offer and Consent Solicitation

San Bernardino, California, November 12, 2010 — Stater Bros. Holdings Inc. (“Stater Bros.”) announced today that it has commenced a cash tender offer (the “Tender Offer”) and consent solicitation (the “Consent Solicitation,” and together with the Tender Offer, the “Offer”) for any and all of its $525 million outstanding aggregate principal amount of 8.125% Senior Notes due 2012 (CUSIP No. 857555AM8) (the “Notes”). The Tender Offer and the Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated November 12, 2010 (the “Offer to Purchase”). The Offer will expire at 11:59 p.m., New York City time, on Friday, December 10, 2010 unless extended (the “Expiration Date”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on Friday, November 26, 2010, unless extended (the “Consent Payment Deadline”), shall receive the total consideration equal to $1,003.75 per $1,000 principal amount of the Notes, which includes a consent payment of $10.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, shall receive the tender offer consideration equal to $993.75 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

Following receipt of the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes that have not been validly revoked, Stater Bros. will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn upon the earlier of (i) 5:00 p.m., New York City time, on Friday, November 26, 2010 and (ii) the date and time of the execution of the supplemental indenture. The Company intends to elect to redeem any and all Notes that remain outstanding following consummation of the Offer.

The Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, (i) the receipt of the required consents to amend and supplement the indenture governing the Notes in connection with the Consent Solicitation and the execution of a supplemental indenture effecting such amendments by the applicable parties, and (ii) the receipt by Stater Bros. of net proceeds from a new debt financing on terms acceptable to Stater Bros. that, when combined with up to $132 million of cash on hand, will aggregate to an amount that is sufficient to pay the total consideration (including the consent payment) in respect of all Notes (regardless of whether tendered) plus estimated fees and expenses relating to the Offer, as more fully described in the Offer to Purchase.

Stater Bros. has engaged BofA Merrill Lynch as Dealer Manager and Solicitation Agent for the Offer.

Persons with questions regarding the Offer should contact BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to Global Bondholder Services Corporation, the Information Agent, at (866) 873-6300 (toll free) or (212) 430-3774 (collect).

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Company Information and Forward Looking Statements

About Stater Bros.

Stater Bros. is the largest privately held Supermarket Chain in Southern California and operates 167 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections. Forward-looking statements involve inherent risks and uncertainties. Such risks and uncertainties include the possibility that Stater Bros. will not raise sufficient funds to consummate the Offer, Stater Bros. will not receive the required consents and Notes validly tendered and not validly revoked to consummate the Offer or other conditions may not be satisfied which are necessary to consummate the Offer. Stater Bros. cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to the Offer, including the Expiration Date, Consent Payment Deadline and possible completion of the Offer. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Stater Bros. does not undertake to update any of these statements in light of new information or future events, except, with respect to the Offer, as specifically set forth in this press release.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 733-5000.

STATER BROS. SUPERMARKETS...SERVING SOUTHERN CALIFORNIA FAMILIES FOR 74 YEARS

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